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                                                                      EXHIBIT 23


                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Del Monte Foods Company:


We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-40867, 333-52226, 333-38394, 333-34280 and 333-79315) and on
Form S-4 (Nos. 333-64802 and 333-98827) of Del Monte Foods Company of our report dated July 26, 2002, relating to the consolidated balance sheets of Del Monte Foods Company and subsidiaries as of June 30, 2002 and 2001, and the related consolidated statements of income, stockholders' equity (deficit) and comprehensive income and cash flows for each of the years in the three-year period ended June 30, 2002, which report appears in the annual report on Form 10-K of Del Monte Foods Company for the year ended June 30, 2002.

                                         /s/ KPMG LLP

San Francisco, California
September 26, 2002